EXHIBIT 11

                      FRED MEYER, INC. AND SUBSIDIARIES
                  COMPUTATION OF EARNINGS PER COMMON SHARE

                  (In thousands, except per share amounts)
                                 (Unaudited)


                                       12 Weeks Ended      40 Weeks Ended
                                     ------------------  ------------------
                                      Nov. 4,   Nov. 5,   Nov. 4,   Nov. 5,
                                       1995      1994      1995      1994
                                     --------  --------  --------  --------

Weighted average number of
  shares outstanding..............    26,704    26,548    26,676    26,500

Weighted average number of
  shares under option.............     2,467     3,521     2,772     3,609

Shares assumed to have been
  purchased under the
  treasury stock method...........      (917)   (1,513)   (1,075)   (1,449)
                                      ------   -------    ------    ------
Weighted average number of
  common and common equivalent
  shares outstanding..............    28,254    28,556    28,373    28,660
                                      ======   =======    ======    ======
Net income........................   $(2,309) $(36,579)  $11,447   $(1,400)
                                      ======   =======    ======    ======
Earnings per common share.........   $  (.08) $  (1.28)  $   .40   $  (.05)
                                      ======   =======    ======    ======